                                              EXHIBIT (10.18)


             (PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)


                        EMPLOYMENT AGREEMENT
                        --------------------

     AGREEMENT, dated February 28, 2001, between CONSUMER
PROGRAMS INCORPORATED, a Missouri corporation (the "Corporation"), and DAVID PIERSON (the "Executive").

     WHEREAS, the Corporation desires to employ the Executive in the capacity of Chairman of the Board and Chief Executive
Officer;

     WHEREAS, the Executive will be one of the key executives of the Corporation;

     WHEREAS, there is much competition for the type of business performed by the Corporation and the Corporation is active in the product and service markets in which it competes;

     WHEREAS, Executive, during his or her employment, will be entrusted with confidential information;

     WHEREAS, Executive and the Corporation recognize and acknowledge that, to ensure the continued growth and stability of the Corporation, it is necessary to obtain an agreement from Executive not to compete with the Corporation and not to disclose confidential information of the Corporation; and

     WHEREAS, the Corporation desires that the Executive commence and continue employment with the Corporation as a result his or her potential for making future contributions to the Corporation, and the Executive is willing to make a commitment to commence and continue such employment upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereto hereby agree as follows:

     1.   DEFINITIONS.  For purposes of this Agreement:

          (a) "Affiliated Companies" shall mean any corporation
(or other business entity) controlling, controlled by or under common control with the Corporation.

          (b) "Beneficiary" shall mean the person designated in writing by the Executive as his or her beneficiary under this Agreement, or in the absence of such designation, his or her estate.

          (c) "Benefit Plans" shall mean all benefit plans of the Corporation and its Affiliated Companies (other than Savings Plans), including, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs and all other benefits available to employees of the Corporation and its Affiliated Companies.
Except as otherwise provided in applicable benefit plan documents, all benefits available to Executive shall begin on the date commencement of the Term of Employment.

          (d) "Cause" shall mean:

              (i)   prior to a Change of Control:

                    (A) Conduct or activity of the Executive materially detrimental to the Corporation's reputation or business operations;
                    (B) Gross or habitual neglect or breach of duty or misconduct of the Executive in discharging the duties of his or her position; or

                    (C) Prolonged absence by the Executive from his or her duties (other than on account of illness or disability) without the consent of the Corporation.

              (ii)  after a Change of Control:

                    (A) An act or acts of dishonesty on the
Executive's part which are intended to result in his or her substantial personal enrichment at the expense of the Corporation;
                    (B) Any material violation by the Executive of his or her obligations and covenants pursuant to this Agreement which is demonstrably willful and deliberate on the Executive's part and which results in material injury to the Corporation; or

                    (C) The conviction of Executive of a felony or of a crime involving moral turpitude.

          (e) "Change of Control" shall mean a change in control of a nature that would be required to be reported in response to
Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") or would have been required to be so reported but for the fact that such event had been "previously reported" as that term is defined in Rule 12b-2 of Regulation 12B of the Exchange Act unless the transactions that give rise to the change in control are approved or ratified by a majority of the members of the Incumbent Board of CPI Corp. who are not employees of the Corporation; provided that, without limitation, notwithstanding anything herein to the contrary, such a change in control shall be deemed to have occurred if, (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CPI Corp. representing 40% or more of the combined voting power of CPI Corp.'s then outstanding securities ordinarily (apart from rights accruing under special circumstances) having the right to vote at elections of directors ("Voting Securities"), (ii) individuals who constitute the Board of CPI Corp. on the date hereof (the "Incumbent
Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by CPI Corp.'s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of CPI Corp. in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board, or (iii) approval by the stockholders of CPI Corp. of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of CPI Corp. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of CPI Corp. or of the sale of all or substantially all of the assets of CPI Corp. For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in Section 14(d) of the Exchange Act, other than CPI Corp., the Corporation or an Affiliated Company or any employee benefit plan(s) sponsored or maintained by the Corporation or any Affiliated Company.

          (f) "Code" shall mean the Internal Revenue Code of
1986, as may be
amended from time to time.

          (g) "Continuing Directors" shall have the meaning set forth in Paragraph 3(G) of Article Ten of CPI Corp.'s Certificate of Incorporation.

          (h) "Fiscal Year" shall mean the Fiscal Year of the Corporation.

          (i) "Permanent Disability" shall mean the inability of Executive to perform the services contemplated under this Agreement for a period of at least one hundred eighty (180) consecutive calendar days or for thirty-five (35) weeks (whether or not consecutive) in any twelve (12) month period on account of any sickness, injury or other infirmity or disability.

          (j) "Retirement" shall mean the Executive's voluntary or involuntary termination of employment with the Corporation except for termination on account of (i) Cause, (ii) death or
(iii) Permanent Disability before attaining age sixty-five (65).

          (k) "Savings Plans" shall mean all compensation plans and programs, including without limitation, savings plans, stock option plans, deferred compensation plans and retirement plans of the Corporation and its Affiliated Companies.

          (l) "Term of Employment" shall have the meaning set forth in Section 3 hereof.

          (m) "Vesting Percentage/Supplemental Retirement Benefits" shall mean the percentage of Supplemental Retirement Benefits in which Executive has a nonforfeitable interest (except in the event of termination for Cause) based upon the number of Years of Service Executive has completed, determined as follows:

Completed Years of Service      Vesting Percentage
--------------------------      ------------------
           0                             0%

Completed Years of Service      Vesting Percentage
--------------------------      ------------------
           1                            10%
           2                            20%
           3                            30%
           4                            40%
           5                            50%
           6                            60%
           7                            70%
           8                            80%
           9                            90%
          10                           100%


Notwithstanding anything herein to the contrary, if Executive's employment with the Corporation terminates following a Change of Control, unless such termination is for Cause, for purposes of Subsection 6(c) of this Agreement Executive shall be deemed to have completed ten (10) years of Service and his or her Vesting Percentage shall be deemed to be 100%.

          (n) "Vesting Percentage/Death and Disability Benefits" shall mean the percentage of death benefits and disability benefits in which Executive has a nonforfeitable interest (except in the event of termination for Cause) based upon the number of Years of Service Executive has completed, determined as follows:

Completed Years of Service      Vesting Percentage
--------------------------      ------------------
           0                             0%
           1                            20%
           2                            40%


Completed Years of Service      Vesting Percentage
--------------------------      ------------------
           3                            60%
           4                            80%
           5                           100%

Notwithstanding anything herein to the contrary, if Executive's employment with the Corporation terminated following a Change of Control, unless such termination is for Cause, for purposes of subsections 6(a) and 6(b) of this Agreement Executive shall be deemed to have completed five (5) Years of Service and his Vesting Percentage shall be deemed to be 100%.

          (o) "Year of Service" shall mean any Fiscal Year during which the Executive has worked for the Corporation at least one thousand (1,000) hours.

     2. EMPLOYMENT. The Corporation hereby employs and engages the services of the Executive as one of its key executives initially in the position of Chairman of the Board and Chief Executive Officer of the Corporation for the Term of Employment set forth in Section 3. The Executive agrees to serve the Corporation for the Term of Employment as provided herein.

     3. TERM OF EMPLOYMENT. The Executive's Term of Employment shall be a period commencing on March 12, 2001 and ending two
(2) years thereafter; provided, however, that upon the expiration of the aforesaid period (the "Expiration Date") and upon each anniversary of the Expiration Date, the Term of Employment shall automatically be extended for an additional one
(1) year period unless Executive or the Corporation notifies the other in writing at least sixty (60) days prior to the commencement of such one (1) year period of an intention to terminate this Agreement. Notwithstanding anything herein to the contrary, the Term of Employment shall terminate upon Executive's death or Permanent Disability as set forth in subsection 7(a) hereof or upon the Corporation's termination of Executive's employment for Cause pursuant to subsection

7(b) hereof. The Term of Employment shall also terminate upon the Executive's attainment of age 65, unless the Board of Directors requests that the Executive extend his or her service to the Corporation after age 65. No such extension after age 65 shall exceed one year, provided that the Term may thereafter be renewed from year to year by request of the Board of Directors.

     4. EMPLOYMENT PRIOR TO CHANGE OF CONTROL. The following terms shall apply to Executive's employment prior to a Change of
Control:

          (a) POSITION AND DUTIES.

              (i) The Executive shall serve the Corporation in such capacity as the Corporation may determine.

              (ii) The Executive agrees to devote his or her full business time during normal business hours to the business and affairs of the Corporation (except as otherwise provided herein) and to use his or her best efforts to promote the interests of the Corporation and its Affiliated Companies and to perform faithfully and efficiently the responsibilities assigned to him or her in accordance with the terms of this Agreement to the extent necessary to discharge such responsibilities, except for:

                    (A) Service on corporate, civic or charitable boards or committees not significantly interfering with the performance of such responsibilities; and

                    (B) Periods of vacation and sick leave to which he or she is entitled. It is expressly understood and agreed that the Executive's continuing service on any boards and committees with which he or she shall be connected, as a member or otherwise, as of the date hereof, or any such service approved by the Corporation during the Term of Employment, shall not be deemed to interfere with the performance of the Executive's services to the Corporation pursuant to this subparagraph 4(a).

          (b) COMPENSATION AND BENEFITS.

              (i) Base Salary. The Executive shall receive an annual base salary (the "Base Salary") in equal installments payable bi-weekly or at such other intervals as salary is normally paid by the Corporation to its employees, at an annual rate established by the Corporation and any Affiliated Companies as of the date hereof. Executive's Base Salary for the Corporation's Fiscal Year 2001 is set forth on Exhibit A, attached hereto. The Base Salary shall not be reduced below the rate for Fiscal Year 2001, but shall be reviewed and may be increased at any time and from time to time by action of the Board of Directors of CPI Corp. or committee thereof or any having authority to take such action, in accordance with the Corporation's regular practices. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of the Corporation hereunder.

              (ii)  Annual Bonus.  In addition to the Base
Salary, the Executive shall be awarded for each Fiscal Year during the Term of Employment an annual bonus pursuant to the bonus plan or program of the Corporation applicable to the Executive, any other incentive plan or program of the Corporation applicable to the Executive or otherwise in accordance with the Corporation's regular practice
(the "Annual Bonus").

              (iii) Other Compensation Plans. The Executive's entitlement to participate in the Savings Plans shall be determined in accordance with the Corporation's regular practice. Prior to a Change of Control, nothing herein shall be construed to prevent the Corporation from amending or altering any such plans in accordance with the terms thereof.

              (iv) Benefit Plans. The Executive, his or her spouse and/or his or her dependents shall be entitled to participate in all other Benefit
Plans in accordance with the Corporation's regular practice.

              (v) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in discharging his or her duties in accordance with the regular policies and procedures of the Corporation.

     5. EMPLOYMENT FOLLOWING CHANGE OF CONTROL. The following terms shall apply to Executive's employment after a Change of
Control:

          (a) Position and Duties. The Executive's position, authority and responsibilities, the type of work he or she is asked to perform, and the status and stature of the people with whom he or she is asked to work, shall be comparable to that existing with respect to the Executive as of the date immediately prior to the Change of Control. The Executive's services shall be performed at the location where the Executive was employed as of the date immediately prior to the Change of Control, or at such other location as may be mutually agreed between the Corporation and the Executive.

          (b) Compensation and Benefits.

              (i) Base Salary. The Executive shall receive a Base Salary at least equivalent to the rate in effect immediately prior to the date of the Change of Control. The Base Salary shall be reviewed at least once each year and may be increased at any time and from time to time by action of the Board of Directors of CPI Corp., or any committee thereof having authority to take such action, in accordance with the Corporation's regular practices. Any increase in the Base
Salary shall not serve to limit or reduce any other obligation of the Corporation hereunder, and after such increase the Base Salary shall not be reduced from such increased level.

              (ii)  Annual Bonus.  In addition to the Base
Salary, the Executive shall be awarded for each Fiscal Year an annual bonus Annual Bonus in cash at least equal to the highest bonus paid or payable to the Executive in respect of any of the Fiscal Years during the three Fiscal Years immediately prior to the date of the Change of Control.

              (iii) Other Compensation Plans. The Executive shall be entitled to participate in the Savings Plans on a basis at least equivalent to that provided by the Corporation and its Affiliated Companies to the Executive immediately prior to the date of the Change of Control.

              (iv) Benefit Plans. The Executive, his or her spouse, and/or his or her dependents, as the case may be, shall be entitled to receive all amounts which he or she, his or her spouse and/or his or her dependents are or would have been entitled to receive as benefits under all Benefit Plans on a basis at least as favorable to the Executive as on the date immediately prior to the date of the Change of Control.

              (v) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in discharging his or her duties in accordance with policies and procedures at least as favorable to the Executive as in effect on the date immediately prior to the date of the Change of Control.

              (vi) Office and Support Staff. The Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those provided to the Executive as of the date immediately prior to the date of the Change of Control.

              (vii) No Reduction. After a Change of Control, the Corporation's obligation to make the payments provided for herein and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others.

     6. EXECUTIVE BENEFITS. Executive shall be entitled to receive the following additional benefits:

          (a) DEATH BENEFITS. In the event of Executive's death, unless (i) Executive's employment with the Corporation was terminated for Cause or (ii) Executive (or his or her Beneficiary) is entitled to receive Supplemental Retirement Benefits pursuant to subsection 6(c), the Corporation shall pay to Executive's Beneficiary an annual death benefit equal to forty percent (40%) (but not to exceed $150,000) of the highest annual Base Salary paid to Executive from and after Fiscal Year 2001, payable in equal monthly installments commencing with the month following the month of Executive's death and ending with the two hundred fortieth (240th) month following the month of Executive's death. In the event Executive dies before age 65 and before Executive completes at least five (5) Years of Service with the Corporation, death benefits shall be reduced to an amount equal to the benefits determined under the preceding sentence multiplied by the Vesting Percentage/Death and Disability Benefit applicable to the Executive. Payments made under this subsection 6(a) are in addition to any payments due under subsection 6(b).

          (b) DISABILITY BENEFITS.  In the event of Executive's
Permanent Disability prior to attaining age 65 and prior to termination of employment with the Corporation, unless

Executive's employment with the Corporation was terminated for Cause, the Corporation shall pay Executive annual disability benefits equal to forty percent (40%) (but not to exceed $150,000) of the highest annual Base Salary paid to Executive from and after Fiscal Year 2001, payable in equal monthly installments, commencing with the month following the month in which Executive terminated employment as a result of Permanent Disability and ending on the earlier of (i) the month in which Executive reaches age 65 or (ii) the month of his or her death. In the event that at the time of Permanent Disability Executive has not completed at least five (5) Years of Service, the disability benefits shall be reduced to an amount equal to the benefits determined under the preceding sentence multiplied by the Vesting Percentage/Death and Disability Benefits applicable to Executive. Disability benefits pursuant to this subsection
(b) shall be reduced by any amounts paid to Executive under the Corporation's long-term disability insurance policy, but shall not be reduced for any payments received by Executive from Social Security or from any disability insurance coverage individually owned by Executive.

          (c) SUPPLEMENTAL RETIREMENT BENEFITS.

              (i) In the event of Executive's Retirement after completion of at least ten (10) Years of Service, unless Executive's employment with the Corporation was terminated for Cause, the Corporation shall pay Executive retirement benefits for twenty (20) years in an annual amount equal to forty percent (40%) (but not to exceed $150,000) of the highest annual Base Salary paid to Executive from and after Fiscal Year 2001 ("Supplemental Retirement Benefits"). In the event of Executive's Retirement before completion of ten (10) Years of Service, the Corporation shall pay Executive retirement benefits on the same terms as set forth in the preceding sentence except that such retirement benefits shall be reduced to an amount equal to Supplemental Retirement Benefits multiplied by the Vesting Percentage applicable to Executive.

              (ii) Supplemental Retirement Benefits shall be payable in two hundred forty (240) equal monthly installments commencing with the month following the later of (i) the month of Executive's Retirement or (ii) the month during which Executive reaches age sixty-five (65). If Executive dies prior to the end of the two hundred forty (240) month period during which Supplemental Retirement Benefits are payable, Supplemental Retirement Benefits shall be payable during the remainder of such 240 month period to his or her Beneficiary.

              (iii) Notwithstanding anything herein to the contrary, in the event of Executive's termination of employment with the Corporation prior to attaining age 65 as a result of Permanent Disability, if Executive attains age 65 and his or her employment with the Corporation was not terminated for Cause, the Corporation shall pay to Executive the Supplemental Retirement Benefits set forth in this subsection 6(c) in accordance with Executive's Vesting Percentage, commencing as of the month following the month in which Executive attains age 65; provided, however, that any Supplemental Retirement Benefits paid pursuant to this sentence shall be reduced by any amounts paid to Executive under the Corporation's long-term disability insurance policy after attainment of age 65 (but shall not be reduced by any payments received by Executive from Social Security or from an disability insurance coverage individually owned by Executive) for the same period.

          (d) SURVIVABILITY OF DEATH AND SUPPLEMENTAL RETIREMENT BENEFITS. In the event of Executive's Retirement or death, Executive's entitlement to death benefits pursuant to subsection 6(a) hereof or Supplemental Retirement Benefits pursuant to subsection 6(c) hereof shall survive the Term of Employment and Executive or his or her Beneficiary shall be entitled to such death benefits or Supplemental Retirement Benefits based on the same terms and conditions as would have been applicable had his or her death or Retirement, as the case may be, occurred during the Term of Employment.

     7.   TERMINATION OF EMPLOYMENT.

          (a) DEATH OR PERMANENT DISABILITY. Except for the obligations of the Corporation set forth in this subsection 7(a), this Agreement shall terminate automatically upon the Executive's death or Permanent Disability. In the event of such termination, the Corporation shall pay to the Executive's Beneficiary or, in the event of Permanent Disability, the Executive or his or her legal representative, all benefits, expense reimbursement and Base Salary accrued through the date of termination, including, without limitation, amounts payable under any plan referred to in subsection 4(b) plus any benefits to which Executive or his beneficiary may be entitled pursuant to subsection 6(a), subsection 6(b) or subsection 6(c) hereof.

          (b) CAUSE. The Corporation may terminate the Executive's employment for Cause. If the Executive's employment is terminated for Cause, the Corporation shall pay the Executive his or her full accrued Base Salary through the effective date of the termination of his or her employment (which shall be no earlier than the date of receipt of notice thereof) at the rate in effect at the time of such termination, and the Corporation shall have no further obligations to the Executive under this Agreement.

          (c) NOTIFICATION PRIOR TO ONE YEAR EXTENSION.  Either
Executive or the Corporation may terminate this Agreement by notifying the other party in writing of an intention to do so at least sixty (60) days prior to the commencement of a one-year extension period described in Section 3 hereof.

          (d) PAYMENTS FOR INVOLUNTARY TERMINATION WITHOUT CAUSE.

              (i)   If prior to a Change of Control:

                    (A) the Corporation terminates Executive's employment (other than for Cause pursuant to subsection 7(b) hereof) or

                    (B) the Executive's employment terminates by reason of the Corporation's termination of this Agreement pursuant to subsection 7(c) hereof, the Corporation shall pay Executive following such involuntary termination his or her full accrued Base Salary through the date of termination of employment plus an amount equal to two hundred percent (200%) of the highest annual Base Salary paid or payable to Executive from and after Fiscal Year 2001 (the "Severance Base Payment"), payable in fifty-two (52) equal bi-weekly installments or at such other intervals as salary is normally paid by the Corporation to its employees. In addition, within ninety (90) days after conclusion of the Fiscal Year in which the Executive's employment is involuntarily terminated without Cause, the Corporation shall pay Executive the Annual Bonus he or she would have earned for that Fiscal Year, if any, prorated on the basis of the percentage of the Fiscal Year preceding such termination of Executive's employment. The payments pursuant to this subsection 7(d)(i) and any payments to which Executive or his beneficiary may be entitled pursuant to subsections 6(a), 6(b) and, 6(c) shall be in full discharge of any claims, actions, demands or damages of every nature and description which Executive might have or might assert against the Corporation or any Affiliated Company in connection with or arising from the termination of Executive's employment or the termination of this Agreement.

              (ii)  If following a Change of Control:

                    (A) the Corporation terminates Executive's employment (other than for Cause pursuant to subsection 7(b) hereof) or

                    (B) the Executive's employment terminates by reason of the Corporation's termination of this Agreement pursuant to subsection 7(c) hereof, the Corporation shall, at the time of such involuntary termination, make a lump sum cash payment to Executive of the Severance Base Payment, and an amount in cash equal to the highest Annual Bonus paid or payable to the Executive in respect of any of the three Fiscal Years immediately prior to the Change of Control. In addition to the payment pursuant to this subsection 7(d)(ii) and any payments to which Executive or his beneficiary may be entitled pursuant to subsections 6(a), 6(b) and 6(c), Executive shall be entitled to all remedies available under this Agreement or at law in respect of any damages suffered by Executive as a result of an involuntary termination of employment without Cause.

              (iii) Notwithstanding the provisions of subsections
7(d)(i) and (ii) above, unless the Board of Directors requests that the Term of Employment be extended after Executive's attaining age 65:

                    (A) No Severance Base Payment shall be
payable to the Executive after age 65; and

                    (B) The amount of Severance Base Payment payable to the Executive shall be reduced by an amount equal to one month of his Base Salary for every month of Executive's employment after age 63. If, however, the Term of Employment is extended at the request of the Board of Directors after Executive's attaining age 65, the Severance Base Payment shall continue to be payable and shall not be subject to reduction pursuant to subsection 7(d)(iii)(B) and the provisions of subsection 7(d)(iii)(A) shall not apply to the extent of such extension.

              (iv) For purposes of this Section 7, any reduction in Base Salary of more than 10% shall be deemed termination by failure to renew pursuant to subsection 7(c) above.

          (e) EXERCISE OF OPTIONS. In the event of termination of Executive's employment (other than for Cause pursuant to subsection 7(b) hereof), as a result of Executive's death, Permanent Disability, involuntary termination or by reason of the Corporation's termination of this Agreement pursuant to subsection 7(c) hereof, all unvested options then held by the Executive under any stock option plans of the Corporation shall vest immediately and become exercisable with respect to one hundred percent (100%) of the shares covered by such options upon the effective date of such termination and all options then held by the Executive under such plans shall be exercisable until the earlier of (i) the expiration dates of such options as in effect immediately prior to such termination or (ii) twelve
(12) months after the effective date of such termination.

     8.   GROSS-UP FOR PARACHUTE TAX.

          (a) GENERAL. In the event that Executive becomes entitled to any payments (whether pursuant to this Employment Agreement or any other plan, arrangement or agreement) from the Corporation in the nature of compensation ("Parachute Payments") that in the opinion of a certified public accounting firm (selected in the manner set forth in subsection 8(b)) or that under the provisions of a notice of assessment from the Internal Revenue Service causes imposition of the tax under Section 4999 of the Code or any similar tax that may hereafter be imposed (the "Excise Tax"), the Corporation shall pay Executive, at the time specified in subsection 8(d), the Gross-Up Payment (as determined in accordance with subsection 8(c)).

          (b) SELECTION OF C.P.A. Within fifteen (15) days after any termination of Executive's employment following the occurrence of a transaction that causes an Excise Tax to become due, the majority of the Continuing Directors as of the date immediately prior to such a transaction shall select a certified public accounting firm (the "C.P.A.") reasonably acceptable to Executive to determine the amount, if any, of the Excise Tax and the amount, if any, of the Gross-Up Payments.

          (c) AMOUNT OF GROSS UP-PAYMENTS.

              (i) The Gross-Up Payment shall equal an amount such that, after payment by the Executive (or the withholding and crediting on Executive's behalf) of all taxes imposed on the Gross-Up Payment (including Federal, State and local income taxes and any Excise Tax, and any interest or penalties imposed with respect to such taxes), the Executive shall retain (or have withheld and credited on Executive's behalf for tax purposes) an amount equal to the Excise Tax (and any interest and penalties borne by Executive with respect to the Excise Tax) imposed upon the Parachute Payments.

              (ii) The Executive and the Corporation shall each provide the C.P.A. with access to and copies of any books, records, tax returns and documents in the possession of the Executive or the Corporation, as the case may be, reasonably requested by the C.P.A. and otherwise cooperate with the C.P.A. in connection with the preparation and issuance of the determinations contemplated by this Section 8.

              (iii) In the event that the Excise Tax is subsequently determined to exceed the amount taken into account at the time the Gross-Up Payment is made pursuant to subsection 8(d) hereof (including any excess attributable to any Parachute Payments the existence or amount of which could not be accurately determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest and addition to tax payable with respect to such excess) within fifteen (15) days after the amount of such excess is determined by the C.P.A. or by the Internal Revenue Service (the "IRS") in a notice of assessment.

          (d) TIMING OF GROSS-UP PAYMENTS. Gross-Up Payments other than Gross-Up Payments pursuant to subsection 8(c)(iii) shall be paid not later than forty-five (45) days following payment of any Parachute Payments to which the Gross-Up Payments are attributable; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Corporation shall pay to Executive on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the applicable federal rate provided in Section l274(d) of the
Code) as soon as the amount thereof can be determined by the C.P.A., but in no event later than forty-five (45) days after payment of such estimated Gross-Up Payments. In connection with the preparation of his tax returns for the year in which a Gross-Up Payment was made, the Executive shall submit for review to the C.P.A. drafts of such tax returns. If the C.P.A. determines that the prior Gross-Up Payments were not correct,
(i) if the prior Gross-Up Payments were too low, the Corporation shall, within fifteen

(15) days after the C.P.A.'s delivery of such revised calculation to Executive and the Corporation, pay to the Executive or to a tax authority on Executive's behalf, as the case may be, an additional Gross-Up Payment in the amount determined pursuant to the C.P.A.'s revised calculation; and (ii) if the prior Gross-Up Payments were too high, Executive shall, within fifteen (15) days after delivery of such revised calculation to the Executive and the Corporation, pay to the Corporation the excess of the prior Gross-Up Payments over the C.P.A.'s revised computation of the Gross-Up Payment.

          (e) CORPORATION'S RIGHT TO DESIGNATE TAX
REPRESENTATIVE; ASSIGNMENT OF REFUND PROCEEDS. If the IRS proposes an assessment of the Excise Tax against Executive or proposes an additional assessment of Excise Tax in excess of the amount previously reported by Executive:

              (i) Executive shall within five (5) days after receipt from the IRS of notice of the proposed Excise Tax assessment notify the Corporation in writing and furnish the Corporation with copies of all correspondence from the IRS relating to the proposed Excise Tax assessment.

              (ii)  The Corporation shall be authorized to
designate an attorney and/or accountant (the "Tax Representative") reasonably acceptable to Executive to serve as Executive's exclusive representative with respect to all proceedings with the IRS relating to the proposed Excise Tax assessment, including but not limited to negotiating a settlement or compromise of the proposed Excise Tax assessment, filing a claim for refund with respect thereto, and seeking judicial review of any disallowance of a claim for refund. Executive hereby agrees to execute an appropriate power of attorney authorizing the Tax Representative to represent Executive with respect to the Excise Taxes. Executive further agrees to take any other appropriate actions reasonably requested by the Tax Representative in connection therewith; provided, however, that the Corporation shall reimburse Executive for any expenses incurred by Executive as a result of compliance with such requests.

              (iii) If the Tax Representative files a claim for refund of Excise Taxes with respect to which the Corporation has made a Gross-Up Payment and such refund claim is allowed by the IRS or by the final judgment of a court of competent jurisdiction, Executive shall endorse the refund check payable to the Corporation and shall send the refund check to the Corporation not later than five (5) days after receipt from the IRS.

              (iv)  If the Corporation designates a Tax
Representative, the Corporation shall pay all of his or her professional fees and expenses and hold Executive harmless from any claims in connection therewith. The Tax Representative shall keep Executive timely informed of all significant developments in the Excise Tax matter and shall send to Executive copies of all correspondence relating thereto.

              (v)   Notwithstanding anything herein to the
contrary, if the Corporation is in material breach of any of its obligations pursuant to this Agreement, the Corporation's rights (but not its obligations) pursuant to this subsection 8(e) shall be extinguished and Executive shall have the right to revoke any power of attorney executed pursuant to this subsection 8(e).

     9. NO OBLIGATION TO MITIGATE DAMAGES. The Executive shall not be obligated to mitigate any damages by seeking other employment or otherwise, and no amount payable hereunder and no benefit or service credit for benefits shall be reduced in the event that the Executive shall accept alternative employment.

     10.  BENEFITS PAYABLE ONLY FROM CORPORATE ASSETS.

          (a) NO TRUST. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation and the Executive or his or her Beneficiary.

          (b) EXECUTIVE'S STATUS AS UNSECURED GENERAL CREDITOR. The payment of any benefits hereunder to the Executive or his or her Beneficiary shall be made from assets which shall continue, for all purposes, to be a part of the general assets of the Corporation; no person shall have or acquire any interest in such assets by virtue of the provisions of this Agreement. To the extent that the Executive or his or her Beneficiary acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

          (c) RECOVERY OF COST OF PROVIDING BENEFITS. In the event that, in its discretion, the Corporation purchases an insurance policy insuring the life of the Executive to enable the Corporation to recover, in whole or in part, the cost of providing any benefits hereunder, neither the Executive nor his or her Beneficiary under this Agreement shall have or acquire any rights whatsoever therein. The Corporation shall be the sole owner and beneficiary of any such policy and, as such, shall possess and may exercise all incidents of ownership therein.

     11.  DETERMINATION OF BENEFITS AND CLAIMS PROCEDURE.  The
Corporation shall make all determinations as to rights to benefits under this Agreement in good faith. Subject to and in compliance with the specific procedures contained in the applicable regulations promulgated under the Employee Retirement
Income Security Act of 1974, as amended:

          (a) Any decision by the Corporation denying a claim for benefits under this Agreement by the Executive or his or her Beneficiary shall be stated in writing by the Corporation and delivered or mailed to the claimant.

          (b) Each such notice shall set forth the specific reasons for the denial, written to the best of the Corporation's ability in a manner that may be understood without legal or actuarial counsel.

          (c) The Corporation shall afford a reasonable opportunity to the claimant whose claim for benefits has been denied for a review of the decision denying such claim.

     12. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Corporation or any Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any Affiliated Companies shall be payable in accordance with the terms of such plan or program.

     13. FULL SETTLEMENT. Unless it is finally determined by a court of competent jurisdiction after all available appeals that the Corporation has validly terminated the Executive's employment for Cause, the Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, by the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus, in each case, interest compounded quarterly, on the total unpaid amount determined to be payable hereunder, such interest to be calculated on the basis of the prime commercial lending rate announced by FIRSTAR Bank, N.A. in effect from time to time, for the period commencing on the date of such contest and ending on the date on which the Corporation shall pay such amount. If it is finally determined by a court of competent jurisdiction after all available appeals that the Executive's employment was validly terminated for Cause, Executive shall reimburse the Corporation for all legal fees and expenses paid to him or her, if any, and all legal fees and expenses incurred by the Corporation, provided that all such fees and expenses related to the litigation in which Executive's termination was finally determined to have been for Cause.

     14.  COVENANTS.

          (a) NON-COMPETITION.

              (i) Executive recognizes that during the course of Executive's employment with the Corporation, Executive has been and will be instructed about and become acquainted with confidential information of the Corporation, including, without limitation, customer lists, methods of sales, the existence and contents and terms of this Agreement, methods of sales procurement, sales procurement techniques, sales procedures and equipment/supply information, equipment and supply acquisition procedures and processes and sources, customer evaluation procedures, customer maintenance and supply maintenance procedures and corresponding information relating to persons, firms and corporations which are or may become customers of the Corporation and, further, companies from which the Corporation obtains various products and supplies for sale, resale and distribution to customers of the Corporation. This confidential information further includes, but is not limited to, customer identity, supplier identity and terms, purchase terms, sales techniques, purchase conditions and rates, customer needs, billing procedures and processes, contacts and customer information. Further, Executive agrees and acknowledges that the development and assemblage and maintenance of the customer base of the Corporation has taken extraordinary time, money, resources, training, and effort by the Corporation and its employees.

              (ii) Executive agrees that he or she will not during the Term of Employment and for a period of two (2) years following cessation of his or her employment at the Corporation ("Restricted Period"), for any cause or reason, directly or indirectly:

                    (A) Engage in any business in competition with the Corporation and its Affiliates or supply and sell competitive products or services to present customers, former customers and prospects of the Corporation and its Affiliates; or

                    (B) Own, manage, operate, control, advise, be employed by, consult, or materially participate in, or be materially involved in any manner with the ownership, management, operation or control of, individually or through any other entity or device, any business that competes with the business then conducted by the Corporation or any Affiliate; provided, however, that mere ownership as an investor of not more than five percent (5%) of the securities of a corporation or other business enterprise shall not in and of itself be deemed to violate this Section 14(a)(ii)(B).

          (b) NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

              (i) Executive will not, except as authorized by the Corporation in writing, during or at any time after the termination of Executive's employment with the

Corporation, directly or indirectly, use for himself or herself or others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any secret or confidential information, knowledge or data of the Corporation or that of third parties obtained by Executive during the period of his or her employment with the Corporation. Such information, knowledge or data includes, without limitation, the following:

                    (A) Secret or confidential matters of a
technical nature such as, but not limited to, methods, know-how, formulations, compositions, processes, discoveries, machines, inventions, computer programs, and similar items or research projects involving such items,

                    (B) Secret or confidential matters of a
business nature such as, but not limited to, marketing policies or strategies, information about costs, price lists, purchasing and purchasing policies, profits, market, sales or lists of customers, customer history information, and

                    (C) Secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

                    (D) The foregoing obligation of
confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes public in the form in which it was obtain from the Corporation or its affiliates , other than as a direct or indirect result of the breach of this Agreement by Executive.

              (ii) Executive, upon termination of his or her employment with the Corporation, or at any other time upon the Corporation's request, shall deliver promptly to the Corporation all manuals, letters, notes, notebooks, reports, formulations, computer programs and similar items, memoranda, lists of customers, customer history information and all other materials and copies thereof relating in any way to the Corporation's business and in any way obtained by Executive during the term of employment with the Corporation which are in his or her possession or under his or her control; and Executive will not make or retain any copies of any of the foregoing and will so represent to the Corporation upon termination of his or her employment.

          (c) INDUCEMENT.

              (i) Executive agrees that during the Term of Employment and during the Restricted Period, Executive shall not use any confidential information for the purposes of inducing or attempting to induce any present, former, or prospective customer of the Corporation or its Affiliates to become a customer of Executive or any person, firm, or corporation, or business association with which Executive is affiliated in any capacity with respect to the markets supplied by the Corporation or its Affiliates.

              (ii) Executive agrees that during the Term of Employment and during the Restricted Period, Executive shall not directly or indirectly solicit for employment or employ any of the Corporation's employees to work for Executive or any business association with which/whom Executive is affiliated, or to work for any other company in the markets supplied by the Corporation or its Affiliates.

          (d) INTEREST OF PARTIES. Executive agrees that the duration of the limitations set forth in this Section 14 are reasonable under the circumstances, considering Executive's position with the Corporation and other relevant factors, and that this will not constitute a serious handicap to Executive in securing future employment.

          (e) DISCLOSURE TO CORPORATION. Executive shall promptly communicate and disclose to the Corporation all information, observations and data obtained by Executive in the course of Executive's employment. All written materials, records and documents made by Executive or coming into Executive's possession during the Term of Employment concerning any inventions, products, processes or equipment, manufactured, used, developed, investigated or considered by the Corporation or any Affiliated Companies shall be the property of the Corporation, and upon termination of the Term of Employment, or upon request of the Corporation during the Term of Employment, Executive shall promptly deliver the same to the Corporation. Executive agrees to render to the Corporation such reports of the activities of the business undertaken by Executive or conducted under Executive's direction during the Term of Employment as the Corporation may reasonably request.

          (f) INVENTIONS.

              (i) Executive shall promptly communicate and disclose in writing to the Corporation all those inventions and developments whether patentable or not, as well as patents and patent applications (hereinafter collectively called "Inventions"), made, conceived, developed or purchased by Executive, or under which Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, during the Term of Employment, which have arisen or may arise out of Executive's employment, or relate to any matters pertaining to, applicable to, or useful in connection with, the business or affairs of the Corporation or any Affiliated Companies. All of Executive's right, title and interest in, to and under all such inventions, licenses and rights to grant licenses shall be the sole property of the Corporation. Any such inventions disclosed to anyone by Executive within one (1) year after the termination of the Term of Employment for any cause whatsoever shall be deemed to have been made or conceived by Executive during the Term of Employment.

              (ii) As to all such inventions, Executive shall, upon request of the Corporation, during the Term of Employment or thereafter:
                    (A) Execute all documents which the
Corporation shall deem necessary or proper to enable it to establish title to such inventions, or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and

                    (B) Do all things (including the giving of evidence in suits and other proceedings) which the Corporation shall deem necessary or proper to obtain, maintain or to assert patents for any and all such inventions or to assert its rights in any inventions not patented.

     All expenses incident to any action required by the Corporation or taken on its behalf pursuant to the provisions of this paragraph shall be borne by the Corporation including without limitation a reasonable payment for Executive's time and expenses involved in case he or she is not then in its employ.

          (g) LITIGATION. Executive agrees that during the Term of Employment or thereafter, Executive shall do all things, including the giving of evidence in suits and other proceedings, which the Corporation shall deem necessary or proper to obtain, maintain or assert rights accruing to the Corporation during the Term of Employment and in connection with which Executive has knowledge, information or expertise. All reasonable expenses incurred by Executive during the Term of Employment or thereafter in fulfilling the duties set forth in this Section, shall be reimbursed by the Corporation to the full extent legally appropriate including, without limitation, a reasonable payment for Executive's time in the event the Term of Employment has terminated prior to the time Executive renders such assistance, advice and counsel.

     15. EQUITY. The parties hereto agree that the services to be rendered by Executive are special, unique and of an extraordinary character. In the event of the breach by Executive of any of the provisions of this Agreement, the Corporation, in addition and as a supplement to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce the specific performance of this Agreement, and/or may apply for injunctive relief against any act which would violate any of the provisions of this Agreement.

     16.  ENTIRE AGREEMENT.  This Agreement, including all
Exhibits hereto, contains the entire understanding of the parties hereto with respect to the subject matter hereof.

     17.  NO ASSIGNMENT.

          (A) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives and Beneficiary. (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

     18. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or clause were omitted.

     19. ARBITRATION. The parties shall meet in good faith to resolve any disputes that may arise between them relating to or arising from the terms or provisions of this Agreement or the performance by either party of their obligations under this Agreement. If the parties are unable to resolve any such dispute within forty-five (45) days of the first meeting held to resolve any such dispute that arises prior to the second anniversary of the commencement date of Executive's initial Term of Employment, either party shall have the right to request an arbitration which shall be conducted in accordance with the Rules of Arbitration of the American Arbitration Association conducted in St. Louis, Missouri. Any such arbitration shall be conducted by one arbitrator. Each party shall pay the fees of the arbitrator in accordance with the determination of the arbitrator. Neither party shall have a right to arbitration after the second anniversary of the commencement date of the Executive's Term of Employment.

     20.  MISCELLANEOUS.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:






          IF TO THE EXECUTIVE:

               David Pierson
               ____________________
               ____________________

          IF TO THE CORPORATION:

               Consumer Programs Incorporated
               1706 Washington Avenue
               St. Louis, Missouri 63103
               Attention:  Russ Isaak, President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof.

          (d) The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, all as of the day and year first above written.

CONSUMER PROGRAMS INCORPORATED


By:    /s/ Alyn V. Essman
       ------------------
Title: Chairman and Chief Executive Officer



       /s/ David Pierson
       ------------------
          (David Pierson)